FOR IMMEDIATE RELEASE
August 4, 2026

Revvity Announces Financial Results for the Second Quarter of 2026

•Revenue of $730 million; pro forma revenue of $711 million; 4% pro forma revenue growth; 3% pro forma organic revenue growth
•GAAP EPS from continuing operations of $0.48; adjusted EPS from continuing operations of $1.41; GAAP pro forma EPS from continuing operations of $0.52; pro forma adjusted EPS from continuing operations of $1.41
•Enters into definitive agreement to divest China Immunodiagnostics business
•Raises full year guidance

WALTHAM, Mass. -- Revvity, Inc. (NYSE: RVTY), today reported financial results for the second quarter ended July 5, 2026.
The Company reported GAAP earnings per share from continuing operations of $0.48, as compared to $0.47 in the same period a year ago. Revenue for the quarter was $730 million, as compared to $720 million in the same period a year ago. GAAP operating income from continuing operations for the quarter was $89 million (which includes $16 million of tariff related refunds), as compared to $91 million for the same period a year ago. GAAP operating profit margin from continuing operations was 12.2% as a percentage of revenue, as compared to 12.6% in the same period a year ago.
Adjusted earnings per share from continuing operations for the quarter was $1.41, as compared to $1.18 in the same period a year ago. Adjusted operating income was $211 million, as compared to $192 million for the same period a year ago. Adjusted operating profit margin was 28.9% as a percentage of revenue, as compared to 26.6% in the same period a year ago.
Enters into Definitive Agreement to Divest China Immunodiagnostics Business
The Company recently entered into a definitive agreement to divest its Immunodiagnostics business in China (“China IDX”), which represented approximately 6% of the Company’s total revenue in fiscal year 2025. The transaction is expected to close by the end of 2027, subject to customary closing conditions and regulatory approvals. The Company is providing second quarter 2026 financial results on a reported and pro forma basis; forward-looking guidance is provided on a pro forma basis only and excludes China IDX.
Pro forma earnings per share from continuing operations for the quarter was $0.52, as compared to $0.48 in the same period a year ago. Pro forma revenue for the quarter was $711 million, as compared to $681 million in the same period a year ago. Pro forma operating income was $94 million, as compared to $85 million in the same period a year ago. Pro forma operating profit margin was 13.2% as a percentage of pro forma revenue, as compared to 12.4% in the same period a year ago.
On a pro forma adjusted basis, earnings per share for the quarter was $1.41 (which includes approximately $0.11 from tariff related refunds), as compared to $1.15 in the same period a year ago. Pro forma adjusted operating income was $209 million (which includes $16 million of tariff related refunds), as compared to $180 million for the same period a year ago. Pro forma adjusted operating profit margin was 29.3% as a percentage of pro forma revenue, as compared to 26.5% in the same period a year ago.

Adjustments for the Company’s non-GAAP financial measures have been noted in the attached reconciliations.
“Revvity delivered a strong second quarter, with results above our expectations and encouraging signs of increased demand across our customer base,” said Prahlad Singh, president and chief executive officer of Revvity. “As we enter the second half of the year, given the clear momentum in our end markets, we are utilizing a portion of recently received tariff refunds to increase investments across the business, capitalize on emerging opportunities, and support future growth.”

Financial Overview by Reporting Segment
Life Sciences
•Second quarter 2026 revenue was $359 million, as compared to $366 million in the same period a year ago. Pro forma revenue decreased 2% and pro forma organic revenue decreased 3% as compared to the same period a year ago.
•Second quarter 2026 adjusted operating income was $112 million, as compared to $115 million in the same period a year ago. Adjusted operating profit margin was 31.1% as a percentage of revenue, as compared to 31.6% in the same period a year ago.
Diagnostics
•Second quarter 2026 revenue was $371 million, as compared to $354 million in the same period a year ago. Pro forma revenue increased 12% and pro forma organic revenue increased 11% as compared to the same period a year ago.
•Second quarter 2026 adjusted operating income was $113 million, as compared to $89 million in the same period a year ago. Adjusted operating profit margin was 30.4% as a percentage of revenue, as compared to 25.2% in the same period a year ago.

Full Year 2026 Guidance

For the full year 2026, on a pro forma basis, the Company forecasts total revenue of $2.83-$2.86 billion, pro forma organic revenue growth of 4-5%, and pro forma adjusted earnings per share of $5.30-$5.40.
Guidance for the full year 2026 for pro forma organic revenue growth and pro forma adjusted EPS is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort due to the unpredictability of the amounts and timing of events affecting the items the Company excludes from these non-GAAP measures. The timing and amounts of such events and items could be material to the Company’s results prepared in accordance with GAAP.
Webcast Information
The Company will discuss its second quarter 2026 results and its outlook for business trends during a webcast on August 4, 2026, at 7:30 a.m. Eastern Time. A live audio webcast and presentation will be available on the Investors section of the Company’s website, ir.revvity.com.

Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.
Factors Affecting Future Performance
This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities, acquisitions and divestitures. Words such as “believes”, “intends”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments, including as the result of recently implemented and recently threatened tariff increases; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and divestitures, license technologies, or to successfully integrate acquired businesses or licensed technologies into our existing businesses or to make them profitable; (5) our ability to compete effectively; (6) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (7) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (8) disruptions in the supply of raw materials and supplies; (9) our ability to retain key personnel; (10) significant disruption in our information technology systems, or cybercrime; (11) uncertainties related to the development and use of AI in our product offerings and internal operations; (12) our ability to realize the full value of our intangible assets; (13) our failure to adequately protect our intellectual property; (14) the loss of any of our licenses or licensed rights; (15) the manufacture and sale of products exposing us to product liability claims; (16) our failure to maintain compliance with applicable government regulations; (17) our failure to comply with data privacy and information security laws and regulations; (18) regulatory changes; (19) our failure to comply with healthcare industry regulations; (20) economic, political and other risks associated with foreign operations; (21) our ability to obtain future financing; (22) restrictions in our credit agreements; (23) significant fluctuations in our stock price; (24) reduction or elimination of dividends on our common stock; and (25) other factors which we describe under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
About Revvity
At Revvity, “impossible” is inspiration, and “can’t be done” is a call to action. Revvity provides health science solutions, technologies, expertise and services that deliver complete workflows from discovery to development, and diagnosis to cure. Revvity is revolutionizing what’s possible in healthcare, with specialized focus areas in translational multi-omics technologies, biomarker identification, imaging, prediction, screening, detection and diagnosis, informatics and more.

With 2025 revenue of $2.9 billion and approximately 11,000 employees, Revvity serves customers across pharmaceutical and biotech, diagnostic labs, academia and governments. It is part of the S&P 500 index and has customers in more than 160 countries.
Stay updated by following our Newsroom, LinkedIn, X, YouTube, Facebook and Instagram.

Revvity, Inc. and Subsidiaries
CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended July 5, 2026		Three Months Ended June 29, 2025
(In thousands, except per share data)	As Reported	Pro Forma	As Reported	Pro Forma

Revenue	$729,688	$711,109	$720,284	$680,547

Cost of revenue	312,822	302,876	327,728	306,814
Selling, general and administrative expenses	278,576	265,739	248,526	235,812
Research and development expenses	48,974	48,798	53,270	53,270

Operating income from continuing operations	89,316	93,696	90,760	84,651

Interest income	(5,259)	(5,242)	(8,345)	(8,327)
Interest expense	22,990	22,990	22,937	22,937
Change in fair value of investments	5,251	5,251	1,955	1,955
Other expense, net	2,803	4,003	5,563	4,868

Income from continuing operations, before income taxes	63,531	66,694	68,650	63,218

Provision for income taxes	10,050	8,214	13,428	6,754

Income from continuing operations	53,481	58,480	55,222	56,464

Loss from discontinued operations	(1,661)	(1,661)	(1,274)	(1,274)

Net income	$51,820	$56,819	$53,948	$55,190

Diluted earnings per share:

Income from continuing operations	$0.48	$0.52	$0.47	$0.48

Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)

Net income	$0.47	$0.51	$0.46	$0.47

Weighted average diluted shares of common stock outstanding	111,629	111,629	117,538	117,538

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional supplemental information(1):
(per share, continuing operations)
	Three Months Ended July 5, 2026		Three Months Ended June 29, 2025
	As Reported	Pro Forma	As Reported	Pro Forma

GAAP EPS from continuing operations	$0.48	$0.52	$0.47	$0.48
Amortization of intangible assets	0.76	0.70	0.73	0.68
Purchase accounting adjustments	0.02	0.02	0.02	0.02
Acquisition and divestiture-related costs	—	—	0.01	0.01
Transformation costs	(0.01)	(0.01)	—	—
Change in fair value of investments	0.05	0.05	0.02	0.02
Significant litigation matters and settlements	—	—	0.01	0.01
Restructuring and other	0.32	0.32	0.10	0.10
Tax on above items	(0.21)	(0.19)	(0.16)	(0.16)
Adjusted EPS from continuing operations	$1.41	$1.41	$1.18	$1.15

(1) amounts may not sum due to rounding

Revvity, Inc. and Subsidiaries
CONDENSED CONSOLIDATED INCOME STATEMENTS

	Six Months Ended July 5, 2026		Six Months Ended June 29, 2025
(In thousands, except per share data)	As Reported	Pro Forma	As Reported	Pro Forma

Revenue	$1,440,806	$1,398,021	$1,385,046	$1,309,245

Cost of revenue	636,285	612,042	616,944	578,190
Selling, general and administrative expenses	532,458	505,515	498,245	507,149
Research and development expenses	106,861	106,684	106,867	106,867

Operating income from continuing operations	165,202	173,780	162,990	117,039

Interest income	(11,563)	(11,535)	(18,426)	(18,395)
Interest expense	47,708	47,708	45,901	45,901
Change in fair value of investments	9,455	9,455	(1,118)	(1,118)
Other expense, net	6,079	6,567	15,601	14,296

Income from continuing operations, before income taxes	113,523	121,585	121,032	76,355

Provision for income taxes	19,149	17,814	24,141	23,664

Income from continuing operations	94,374	103,771	96,891	52,691

Loss from discontinued operations	(1,836)	(1,836)	(706)	(706)

Net income	$92,538	$101,935	$96,185	$51,985

Diluted earnings per share:

Income from continuing operations	$0.84	$0.93	$0.82	$0.44

Loss from discontinued operations	(0.02)	(0.02)	(0.01)	(0.01)

Net income	$0.82	$0.91	$0.81	$0.43

Weighted average diluted shares of common stock outstanding	111,746	111,746	118,882	118,882

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional supplemental information(1):
(per share, continuing operations)
	Six Months Ended July 5, 2026		Six Months Ended June 29, 2025
	As Reported	Pro Forma	As Reported	Pro Forma

GAAP EPS from continuing operations	$0.84	$0.93	$0.82	$0.44
Amortization of intangible assets	1.52	1.41	1.41	1.32
Purchase accounting adjustments	0.02	0.02	0.02	0.02
Acquisition and divestiture-related costs	0.01	0.01	0.03	0.03
Change in fair value of investments	0.08	0.08	(0.01)	(0.01)
Loss from probable dispositions	—	—	—	0.29
Significant litigation matters and settlements	—	—	0.10	0.10
Significant environmental matters	—	—	(0.01)	(0.01)
Disposition of businesses and assets, net	(0.05)	(0.05)	—	—
Mark to market on postretirement benefits	(0.02)	(0.02)	0.04	0.04
Restructuring and other	0.41	0.40	0.12	0.12
Tax on above items	(0.36)	(0.34)	(0.32)	(0.23)
Adjusted EPS from continuing operations	$2.47	$2.45	$2.19	$2.11

(1) amounts may not sum due to rounding

Revvity, Inc. and Subsidiaries
REVENUE AND OPERATING INCOME (LOSS)

	Three Months Ended July 5, 2026		Three Months Ended June 29, 2025
(In thousands, except percentages)	As Reported	Pro Forma	As Reported	Pro Forma

Revenue and adjusted operating income

Revenue	$729,688	$711,109	$720,284	$680,547

Operating income from continuing operations	$89,316	$93,696	$90,760	$84,651
OP%	12.2%	13.2%	12.6%	12.4%
Amortization of intangible assets	84,871	78,383	85,289	79,903
Purchase accounting adjustments	1,866	1,866	2,178	2,178
Acquisition and divestiture-related costs	105	39	1,248	1,248
Transformation costs	(736)	(736)	—	—
Significant litigation matters and settlements	79	79	1,124	1,124
Restructuring and other	35,508	35,199	11,203	11,203
Adjusted operating income	$211,009	$208,526	$191,802	$180,307
OP%	28.9%	29.3%	26.6%	26.5%

			Three Months Ended
			July 5, 2026	June 29, 2025
			(In thousands, except percentages)
Segment revenue:
Life Sciences			$358,699	$365,898
Diagnostics			370,989	354,386
Segment revenue			729,688	720,284

Segment operating income:
Life Sciences			$111,534	$115,469
			31.1%	31.6%
Diagnostics			112,866	89,422
			30.4%	25.2%
Segment operating income			224,400	204,891

Corporate			(13,391)	(13,089)
Adjusted operating income			211,009	191,802

Amortization of intangible assets			(84,871)	(85,289)
Purchase accounting adjustments			(1,866)	(2,178)
Acquisition and divestiture-related costs			(105)	(1,248)
Transformation costs			736	—
Significant litigation matters and settlements			(79)	(1,124)
Restructuring and other			(35,508)	(11,203)
Reported operating income from continuing operations			$89,316	$90,760

REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

Revvity, Inc. and Subsidiaries
REVENUE AND OPERATING INCOME (LOSS)

	Six Months Ended July 5, 2026		Six Months Ended June 29, 2025
(In thousands, except percentages)	As Reported	Pro Forma	As Reported	Pro Forma

Revenue and adjusted operating income

Revenue	$1,440,806	$1,398,021	$1,385,046	$1,309,245

Operating income from continuing operations	165,202	173,780	162,990	117,039
OP%	11.5%	12.4%	11.8%	8.9%
Amortization of intangible assets	169,952	157,092	167,989	157,246
Purchase accounting adjustments	2,007	2,007	2,001	2,001
Acquisition and divestiture-related costs	387	324	3,789	3,789
Disposition of businesses and assets, net	(5,074)	(5,074)	—	—
Transformation costs	58	58	—	—
Loss from probable dispositions	—	—	—	34,243
Significant litigation matters and settlements	148	148	11,710	11,710
Significant environmental matters	—	—	(1,208)	(1,208)
Restructuring and other	46,183	45,197	14,442	14,442
Adjusted operating income	$378,863	$373,532	$361,713	$339,262
OP%	26.3%	26.7%	26.1%	25.9%

			Six Months Ended
			July 5, 2026	June 29, 2025
			(In thousands, except percentages)
Segment revenue:
Life Sciences			$720,544	$706,293
Diagnostics			720,262	678,753
Segment revenue			1,440,806	1,385,046

Segment operating income:
Life Sciences			$215,513	$221,180
			29.9%	31.3%
Diagnostics			188,988	163,437
			26.2%	24.1%
Segment operating income			404,501	384,617

Corporate			(25,638)	(22,904)
Adjusted operating income			378,863	361,713

Amortization of intangible assets			(169,952)	(167,989)
Purchase accounting adjustments			(2,007)	(2,001)
Acquisition and divestiture-related costs			(387)	(3,789)
Disposition of businesses and assets, net			5,074	—
Transformation costs			(58)	—
Significant litigation matters and settlements			(148)	(11,710)
Significant environmental matters			—	1,208
Restructuring and other			(46,183)	(14,442)
Reported operating income from continuing operations			$165,202	$162,990

REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

Revvity, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	July 5, 2026	December 28, 2025

Current assets:
Cash and cash equivalents	$1,022,943	$919,860
Accounts receivable, net	709,175	744,671
Inventories, net	378,502	379,497
Other current assets	187,101	195,719
Total current assets	2,297,721	2,239,747

Property, plant and equipment, net	456,251	479,249
Operating lease right-of-use assets, net	150,945	165,439
Intangible assets, net	2,224,001	2,347,003
Goodwill	6,607,802	6,613,493
Other assets, net	309,114	323,480
Total assets	$12,045,834	$12,168,411

Current liabilities:
Current portion of long-term debt	$572,156	$588,828
Accounts payable	165,740	185,464
Accrued expenses and other current liabilities	538,461	556,954
Total current liabilities	1,276,357	1,331,246

Long-term debt	2,633,094	2,631,236
Long-term liabilities	771,359	807,461
Operating lease liabilities	136,266	148,108
Total liabilities	4,817,076	4,918,051

Total stockholders' equity	7,228,758	7,250,360
Total liabilities and stockholders' equity	$12,045,834	$12,168,411

PREPARED IN ACCORDANCE WITH GAAP

Revvity, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
(In thousands)	July 5, 2026	June 29, 2025	July 5, 2026	June 29, 2025

Operating activities:
Net income	$51,820	$53,948	$92,538	$96,185
Loss from discontinued operations, net of income taxes	1,661	1,274	1,836	706
Income from continuing operations	53,481	55,222	94,374	96,891
Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	10,731	10,133	19,446	17,864
Restructuring and other	35,508	11,203	46,183	14,442
Depreciation and amortization	102,039	102,778	207,095	200,200
Change in fair value of contingent consideration	1,626	459	1,527	(166)
Amortization of deferred debt financing costs and accretion of discounts	1,301	1,218	2,440	2,320
Change in fair value of investments	5,251	1,955	9,455	(1,118)
Unrealized foreign exchange loss	86	206	186	140
Gains on disposition of businesses and assets, net	—	—	(5,074)	—
Changes in assets and liabilities which (used) provided cash:
Accounts receivable, net	(17,631)	(40,041)	43,916	(21,901)
Inventories, net	8,060	11,128	(4,778)	5,642
Accounts payable	(4,320)	(5,576)	(18,064)	3,278
Accrued expenses and other	(4,189)	(14,367)	(78,876)	(49,177)
Net cash provided by operating activities of continuing operations	191,943	134,318	317,830	268,415
Net cash used in operating activities of discontinued operations	—	—	(10,657)	(5,942)
Net cash provided by operating activities	191,943	134,318	307,173	262,473

Investing activities:
Capital expenditures	(11,073)	(18,868)	(30,848)	(34,850)
Purchases of investments and notes receivables	(2,506)	—	(3,561)	—
Proceeds from investments and notes receivables	6,819	—	7,496	—
Proceeds from dispositions of property, plant and equipment	3,036	—	12,039	—
Proceeds from disposition of businesses and assets	—	—	158	229
Cash paid for acquisitions, net of cash acquired	219	—	(67,061)	—
Net cash used in investing activities of continuing operations	(3,505)	(18,868)	(81,777)	(34,621)
Net cash provided by investing activities of discontinued operations	—	9,375	—	18,750
Net cash used in investing activities	(3,505)	(9,493)	(81,777)	(15,871)

	Three Months Ended		Six Months Ended
(In thousands)	July 5, 2026	June 29, 2025	July 5, 2026	June 29, 2025
Financing Activities:
Payments of debt financing costs	$—	$(72)	$—	$(2,474)
Payments on other credit facilities	—	(53)	—	(103)
Payments for acquisition-related contingent consideration	(350)	(161)	(350)	(1,978)
Proceeds from issuance of common stock under stock plans	996	—	6,437	2,632
Purchases of common stock	(15,992)	(293,907)	(102,488)	(447,501)
Dividends paid	(7,814)	(8,282)	(15,654)	(16,715)
Net cash used in financing activities	(23,160)	(302,475)	(112,055)	(466,139)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,563)	31,953	(10,190)	48,075

Net increase (decrease) in cash, cash equivalents, and restricted cash	162,715	(145,697)	103,151	(171,462)
Cash, cash equivalents, and restricted cash at beginning of period	861,466	1,138,687	921,030	1,164,452
Cash, cash equivalents, and restricted cash at end of period	$1,024,181	$992,990	$1,024,181	$992,990

Supplemental disclosure of cash flow information:
Reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets that sum to the total shown in the consolidated statements of cash flows:
Cash and cash equivalents	$1,022,943	$991,849	$1,022,943	$991,849
Restricted cash included in other current assets	713	1,141	713	1,141
Restricted cash included in other assets	525	—	525	—
Total cash, cash equivalents and restricted cash	$1,024,181	$992,990	$1,024,181	$992,990

PREPARED IN ACCORDANCE WITH GAAP

Revvity, Inc. and Subsidiaries
RECONCILIATION OF FINANCIAL METRICS (1)

Continuing Operations
Three Months Ended
July 5, 2026
Pro forma organic revenue growth:
Pro forma revenue growth from continuing operations	4%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	1%
Pro forma organic revenue growth from continuing operations	3%

Life Sciences
Three Months Ended
July 5, 2026
Pro forma organic revenue growth:
Pro forma revenue growth from continuing operations	-2%
Less: effect of foreign exchange rates	0%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	1%
Pro forma organic revenue growth from continuing operations	-3%

Diagnostics
Three Months Ended
July 5, 2026
Pro forma organic revenue growth:
Pro forma revenue growth from continuing operations	12%
Less: effect of foreign exchange rates	1%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	0%
Pro forma organic revenue growth from continuing operations	11%

(1) amounts may not sum due to rounding

Revvity, Inc. and Subsidiaries
RECONCILIATION OF FINANCIAL METRICS (1)

Continuing Operations
Six Months Ended
July 5, 2026
Pro forma organic revenue growth:
Pro forma revenue growth from continuing operations	7%
Less: effect of foreign exchange rates	2%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	1%
Pro forma organic revenue growth from continuing operations	4%

Life Sciences
Six Months Ended
July 5, 2026
Pro forma organic revenue growth:
Pro forma revenue growth from continuing operations	2%
Less: effect of foreign exchange rates	1%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	1%
Pro forma organic revenue growth from continuing operations	0%

Diagnostics
Six Months Ended
July 5, 2026
Pro forma organic revenue growth:
Pro forma revenue growth from continuing operations	12%
Less: effect of foreign exchange rates	2%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	0%
Pro forma organic revenue growth from continuing operations	10%

(1) amounts may not sum due to rounding

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash, non-recurring or other items, which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency changes and revenue from recent acquisitions, divestitures and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “organic revenue growth” or “organic growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year.
We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets and inventory fair value adjustments related to business acquisitions and asset impairments. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of revenue.
We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, purchase accounting adjustments, acquisition and divestiture-related expenses, transformation costs, significant litigation matters and settlements, asset impairments, significant environmental charges, and restructuring and other charges. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of revenue.
We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets and purchase accounting adjustments. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of revenue.
We use the term “adjusted net interest and other expense” to refer to GAAP net interest and other expense, excluding adjustments for mark-to-market accounting on post-retirement benefits, changes in foreign exchange and interest associated with acquisitions and divestitures, changes in the value of investments and debt extinguishment costs.
We use the term “adjusted operating income” to refer to GAAP operating income, excluding amortization of intangible assets, purchase accounting adjustments, acquisition and divestiture-related expenses, transformation costs, significant litigation matters and settlements, significant environmental charges, asset impairments, and restructuring and other charges. We use the related terms “adjusted operating profit percentage,” “adjusted operating profit margin,” and “adjusted operating margin” to refer to adjusted operating income as a percentage of revenue.
We use the term “free cash flow” to refer to net cash provided by (used in) operating activities of continuing operations, less payments for additions to property, plant and equipment from continuing operations (“capital expenditures”) plus the proceeds from sales of plant, property and equipment from continuing operations (“capital disposals”).

We use the term “adjusted net income” to refer to GAAP income from continuing operations, excluding amortization of intangible assets, debt extinguishment costs, purchase accounting adjustments, acquisition and divestiture-related expenses, transformation costs, significant litigation matters and settlements, significant environmental charges, changes in the value of investments, disposition of businesses and assets, net, changes in foreign exchange and interest associated with acquisitions and divestitures, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.
We use the term “adjusted earnings per share from continuing operations,” “adjusted earnings per share,” “adjusted EPS,” or “adjusted EPS from continuing operations” to refer to GAAP earnings per share from continuing operations, excluding amortization of intangible assets, debt extinguishment costs, purchase accounting adjustments, acquisition and divestiture-related expenses, transformation costs, significant litigation matters and settlements, significant environmental charges, changes in the value of investments, disposition of businesses and assets, net, changes in foreign exchange and interest associated with acquisitions and divestitures, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.
We use the term “pro forma organic revenue” to refer to organic revenue excluding revenue from probable dispositions. We use the related term “pro forma organic revenue growth”, “pro forma organic revenue growth from continuing operations” or “pro forma organic growth” to refer to the measure of comparing current period pro forma organic revenue with the corresponding period of the prior year.
We use the term “pro forma adjusted gross margin” to refer to adjusted gross margin, excluding gross margin from probable dispositions. We use the related term “pro forma adjusted gross margin percentage” to refer to pro forma adjusted gross margin as a percentage of pro forma revenue.
We use the term “pro forma adjusted SG&A expense” to refer to adjusted SG&A expense, excluding SG&A expense from probable dispositions and gains(losses) on sale of probable dispositions. We use the related term “pro forma adjusted SG&A percentage” to refer to pro forma adjusted SG&A expense as a percentage of pro forma revenue.
We use the term “pro forma adjusted R&D expense” to refer to adjusted R&D expense, excluding R&D expense from probable dispositions. We use the related term “pro forma adjusted R&D percentage” to refer to pro forma adjusted R&D expense as a percentage of pro forma revenue.
We use the term “pro forma adjusted net interest and other expense” to refer to adjusted net interest and other expense, excluding net interest and expense from probable dispositions.
We use the term “pro forma adjusted operating income” to refer to adjusted operating income, excluding operating income from probable dispositions. We use the related terms “pro forma adjusted operating profit percentage,” “pro forma adjusted operating profit margin,” and “pro forma adjusted operating margin” to refer to pro forma adjusted operating income as a percentage of pro forma revenue.
We use the term “pro forma adjusted earnings per share from continuing operations,” “pro forma adjusted earnings per share,” “pro forma adjusted EPS,” or “pro forma adjusted EPS from continuing operations” to refer to adjusted earnings per share from continuing operations, excluding net income from probable dispositions and gains (losses) on sale of probable dispositions.
Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•Amortization of intangible assets—purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
•Debt extinguishment costs—we incur costs and income related to the extinguishment of debt, including make-whole payments to debt holders, accelerated amortization of debt fees and discounts, and expense or income from hedges to lock in make-whole payments. We exclude the impact of these items from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
•Purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory, fixed assets, deferred revenue and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.
•Acquisition and divestiture-related expenses—we incur legal, due diligence, stay bonuses, incentive awards, stock-based compensation, interest, foreign exchange gains and losses, integration expenses, rebranding expenses, and other costs related to acquisitions and divestitures. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
•Transformation costs—transformation costs consist of external professional service costs related to transformation initiatives focused on business processes modernization, automation, and implementation of global systems to support the new Revvity Business Model. These costs are determined to be noncapitalizable in accordance with accounting standards. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.
•Asset impairments—we incur expenses related to asset impairments. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
•Restructuring and other charges—restructuring and other charges consist of employee severance, other exit costs, abandonments or associated asset write-downs, cost of terminating certain lease agreements or contracts as well as costs associated with relocating facilities. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.
•Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, and therefore only our projected costs are used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.

•Significant litigation matters and settlements—we incur expenses related to significant litigation matters, including the costs to settle or resolve various claims and legal proceedings. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
•Significant environmental charges—we incur expenses related to significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
•Disposition of businesses and assets, net—we exclude the impact of gains or losses from the disposition of businesses and assets from our adjusted earnings per share. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.
•Impact of foreign currency changes on the current period—we exclude the impact of foreign currency associated with acquisitions and divestitures from these measures by using the prior period’s foreign currency exchange rates for the current period because foreign currency exchange rates are subject to volatility and can obscure underlying trends.
•Impact of significant tax events—we exclude the impact of significant tax events. Management does not believe the impact of significant tax events accurately reflects the performance of our ongoing operations for the periods in which the impact of such events was recorded.
•Change in fair value of investments—we exclude the impact of changes in the value of investments. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.
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The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, debt extinguishment costs, other costs related to business acquisitions and divestitures, transformation costs, loss from probable dispositions, significant litigation matters and settlements, significant environmental charges, changes in the fair value of investments, adjustments for mark-to-market accounting on post-retirement benefits, disposition of businesses and assets, net, and restructuring and other charges is calculated based on operational results and a blended jurisdictional tax rate, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on a blended jurisdictional tax rate currently in effect to determine our tax provision.
The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

Investor Relations:
Steve Willoughby
steve.willoughby@revvity.com

Media Relations:
Chet Murray
(781) 462-5126
chet.murray@revvity.com